Exhibit 21.1
Subsidiaries of clickNsettle.com

Name of Subsidiary	Jurisdiction of Organization
Cardo Medical, LLC	California
Accelerated Innovation, LLC	Delaware
Cervical Xpand, LLC	New Jersey
Uni-Knee, LLC	New Jersey